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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 21, 1998, relating to the financial statements and financial highlights of The Salomon Brothers Opportunity Fund Inc, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
November 20, 1998



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